Exhibit 99.3

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM  8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 7, 2003

UPC POLSKA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-22877	06-1487156
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4643 Ulster Street, Suite 1300, Denver, Colorado  80237
(303)770-4001

(Address, including Zip Code and Telephone Number, including
Area Code, of Principal Executive Offices)

Item 3.  Bankruptcy and Receivership

UPC Polska, Inc. (“UPC Polska” or the “Company”) with the approval of its affiliated creditors UPC Telecom B.V. and Belmarken Holding B.V. (collectively, the “UPC Entities”), and with the approval of nearly 75% of the non-affiliated holders (the “Participating Noteholders”) of the Company’s 14 ½% Senior Discount Notes due 2008, 14 ½% Senior Discount Notes due 2009 and Series C Senior Discount Notes due 2008 (collectively, the “Senior Notes”), filed a voluntary petition for relief under Chapter 11 (“Chapter 11”) of the United States Bankruptcy Code (the “U.S. Bankruptcy Code”) on July 7, 2003, and filed a pre-negotiated plan of reorganization (“Plan of Reorganization”) on July 8, 2003, with the United States Bankruptcy Court for the Southern District of New York (the “U.S. Bankruptcy Court”) (Case No. 03-14358).

The Company remains in possession of its assets and properties and continues to operate its businesses and manage its properties as a “debtor-in-possession” pursuant to Sections 1107 and 1108 of the U.S. Bankruptcy Code and under the supervision of the U.S. Bankruptcy Court.  The Chapter 11 proceeding of the Company does not involve any of the operating subsidiaries of the Company which hold substantially all of the fixed assets and contracts relating to the Company’s operating subsidiaries’ employees, suppliers and customers.

On June 20, 2003, the Company announced that the Company, the UPC Entities and the Participating Noteholders entered into a Restructuring Agreement, dated as of June 19, 2003 (the “Restructuring Agreement”), to reduce the Company’s indebtedness through a judicially supervised cancellation of the Senior Notes, all of the loans and affiliated debt held by the UPC Entities and other Company debt.  Under the Restructuring Agreement, the Participating Noteholders would receive $80.0 million in cash and $60.0 million in new 9.0% Notes dues 2006 in exchange for the cancellation of their claims,  the UPC Entities would receive $15.0 million in cash and 100% of the newly issued common stock of the reorganized Company in exchange for the cancellation of their claims, and the UPC Entities would not receive any consideration for their existing equity interest in the Company.

The Restructuring Agreement and the Plan of Reorganization are subject to various closing conditions.

2

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

(a)  Not applicable.

(b)  Not applicable.

(c)  Exhibits

Exhibit Number	Description

2.1	Chapter 11 Plan of Reorganization Jointly Proposed by the Company and UPC Polska Finance, Inc., dated July 8, 2003.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 8, 2003

UPC POLSKA, INC.

	By:	/s/ Simon Boyd
Name: Simon Boyd
Title: Chief Executive Officer

4

Exhibit 2.1

BAKER & McKENZIE
815 Connecticut Avenue, N.W.
Washington, D.C. 20006-4078

Telephone:  (202) 452-7000
Facsimile:  (202) 452-7074

Reorganization Counsel for UPC Polska, Inc.

Debtor’s Mailing Address:

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re:

UPC POLSKA, INC., a Delaware corporation,	Case No. 03-14358 Chapter 11

Debtor.	CHAPTER 11 PLAN OF REORGANIZATION JOINTLY PROPOSED BY UPC POLSKA, INC. AND UPC POLSKA FINANCE, INC. (Dated July 8, 2003)

Table of Contents

I. DEFINITIONS

A.	Defined Terms.

II. RULES OF INTERPRETATION

III. CLASSIFICATION AND TREATMENT OF CLAIMS, EQUITY INTERESTS, EXECUTORY CONTRACTS, AND UNEXPIRED LEASES

A.	Summary.

B.	Unclassified Administrative Claims and Priority Tax Claims

	1.	Allowance of Administrative Claims.

	2.	Treatment of Allowed Administrative Claims.

	3.	Treatment of Allowed Priority Tax Claims.

C.	Treatment of Priority Claims (Class 1)

D.	Treatment and Classification of Claims other than Priority Claims (Classes 2, 3, 4, 5 and 6).

	1.	Class 2 (Critical Creditor Claims).

	2.	Class 3 (UPC Polska Note Claims, excluding Telecom Owned UPC Polska Note Claims).

	3.	Class 4 (Telecom Owned UPC Polska Note Claims, Belmarken Note Claims, Telecom Pari Passu Note Claims and the Affiliate Indebtedness Claims).

	4.	Class 5 (General Unsecured Claims).

	5.	Class 6 (Telecom Junior Note Claims).

E.	Treatment of UPC Polska Equity Interests (Class 7).

F.	Treatment of Contracts, Leases and Indemnification Obligations.

	1.	Assumption of Executory Contracts and Unexpired Leases.

	2.	Rejection of Executory Contracts and Unexpired Leases.

i

	3.	Postpetition Contracts and Leases.

	4.	Assumption of Indemnification Obligations.

IV. MEANS OF EXECUTION AND IMPLEMENTATION OF THIS PLAN AND OTHER PROVISIONS

A.	Disbursing Agent.

B.	Revesting of Assets

C.	Preservation of Rights of Action.

D.	Indentures.

	1.	Cancellation of Indentures.

	2.	Allowed Fees and Expenses of Indenture Trustee.

E.	Objections to Claims and Equity Interests.

F.	Estimation of Claims

G.	Distribution of Property Under this Plan.

	1.	Manner of Cash Payments.

	2.	Surrender of UPC Polska Notes.

	3.	No Distributions With Respect to Disputed Claims.

	4.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

	5.	Compliance With Tax Requirements.

	6.	Setoff, Recoupment and Other Rights.

H.	No Liability for Solicitation or Participation.

I.	Limitation of Liability.

J.	Dissolution of Committees.

K.	Revocation of this Plan.

L.	Post-Effective Date Effect of Evidences of Claims or Equity Interests.

M.	Successors and Assigns.

N.	Saturday, Sunday, or Legal Holiday.

O.	Headings.

P.	Governing Law.

Q.	Severability of Plan Provisions.

R.	No Admissions.

S.	Application of Section 1145 of the U.S. Bankruptcy Code.

T.	Conditions Precedent to Confirmation.

U.	Conditions Precedent to Consummation.

V.	Waiver of Conditions to Consummation.

W.	Retention of Jurisdiction.

V. THE REORGANIZED DEBTOR

A.	Management of the Reorganized Debtor.

	1.	Directors of the Reorganized Debtor.

	2.	Officers of the Reorganized Debtor.

B.	Employee Benefit Plans.

C.	Certificate of Incorporation.

D.	Bylaws.

VI. EFFECT OF CONFIRMATION OF THIS PLAN

A.	Discharge and Injunction.

B.	Releases.

C.	Exculpation.

D.	Waiver of Subordination Rights.

E.	No Successor Liability.

F.	Term of Injunctions or Stays.

G.	Preservation of Insurance.

VII. ACCEPTANCE OR REJECTION OF THE PLAN

A.	Impaired Classes to Vote.

B.	Acceptance by Class of Creditors.

C.	Cramdown.

VIII. MISCELLANEOUS

A.	Modification of this Plan.

B.	Payment of Advisors.

C.	Applications for Professional Fee Claims.

D.	Business Days.

E.	Notices.

F.	Time.

G.	Entire Agreement.

H.	Payment of Statutory Fees.

IX. CONFIRMATION REQUEST

EXHIBIT LIST

Exhibit A	Restructuring Agreement
Exhibit B	New Indenture
Exhibit C	List of Maintained Board Members
Exhibit D	Amended and Restated Certificate of Incorporation
Exhibit E	Amended and Restated Bylaws
Exhibit F	List of Participating Noteholders

LIST OF SCHEDULES

Schedule 1	Affiliate Indebtedness
Schedule of Assumed Agreements
Schedule of Rejected Agreements

v

INTRODUCTION

UPC Polska, Inc., formerly known as @Entertainment, Inc., a Delaware corporation (“UPC Polska,” the “Company” or the “Debtor”) together with UPC Polska Finance, Inc., a newly formed company incorporated under the laws of the State of Delaware that will become a wholly-owned subsidiary of UPC Telecom B.V. upon consummation of the Restructuring (as defined herein) (“Polska Finance”), hereby jointly submit “Chapter 11 Plan of Reorganization Jointly Proposed by UPC Polska, Inc. and UPC Polska Finance, Inc. (Dated July 8, 2003).”  It is anticipated that the Company may convert into a limited liability company.

Reference is made to the Disclosure Statement accompanying the Plan for a discussion of the Debtor’s history, business, results of operations, historical financial information, properties, projections for future operations, risk factors, a summary and analysis of the Plan, and certain related matters.  The Debtor and Polska Finance are proponents of the Plan and are participating in this joint plan within the meaning of the Bankruptcy Code.

ALL CREDITORS AND EQUITY INTEREST HOLDERS ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

SUBJECT TO CERTAIN RESTRICTIONS AND REQUIREMENTS SET FORTH IN SECTION 1127 OF THE U.S. BANKRUPTCY CODE, U.S. BANKRUPTCY RULE 3019 AND IN THE PLAN, THE DEBTOR AND POLSKA FINANCE RESERVE THE RIGHT TO ALTER, AMEND, MODIFY, REVOKE OR WITHDRAW THE PLAN PRIOR TO ITS SUBSTANTIAL CONSUMMATION.

I.

DEFINITIONS

A.                                 Defined Terms.

In addition to any other terms that are defined in this Plan, the following terms (which appear in this Plan as capitalized terms), when used in this Plan or the accompanying Disclosure Statement, have the meanings set forth below.

“2008 Indenture” means the indenture dated July 14, 1998 by and between the Debtor and the Indenture Trustee.

“2009 Indenture” means the indenture dated January 27, 1999 by and between the Debtor and the Indenture Trustee.

“2008 Notes” means the Debtor’s 14 1/2% senior discount notes due 2008 with an original aggregate principal amount at maturity of $252,000,000 issued under the 2008 Indenture.

“2009 Notes” means the Debtor’s 14 1/2% senior discount notes due 2009 with an original aggregate principal amount at maturity of $256,800,000 issued under the 2009 Indenture.

“Administrative Claim” means a Claim for administrative costs or expenses that are allowable under sections 503(b), 507(a)(1), 507(b) or 1114(e) of the U.S. Bankruptcy Code.  These costs or expenses may include: (a) actual costs or expenses incurred after the Petition Date necessary to preserve the Estate and operate the business of the Debtor; (b) Professional Fee Claims; (c) Administrative Tax Claims; (d) Ordinary Course Administrative Claims; (e) Non-Ordinary Course Administrative Claims; (f) any payment to be made under the Plan to cure a default on an assumed executory contract or unexpired lease; and (g) all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the U.S. Bankruptcy Court under section 546(c)(2)(A) of the U.S. Bankruptcy Code.

“Administrative Tax Claim” means a Claim that is not an Allowed Secured Claim and that a Governmental Entity asserts against the Debtor either for taxes or for related interest or penalties for any period of time that falls within any period from and including the Petition Date through and including the Effective Date.

“Affiliate” means, with respect to any specific Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person.

“Affiliate Indebtedness” means the debt owed by the Debtor to UPC or any of its Affiliates (other than UPC Polska, Polska Finance or any of their controlled Affiliates) as set forth on Schedule 1 hereto.

“Affiliate Indebtedness Claims” means a Claim arising under the Affiliate Indebtedness.

“Allowed” means any Claim or Equity Interest or portion thereof (a) as to which the liability of the Debtor and the amount thereof are agreed to by the Debtor or Reorganized Debtor and the holder of the Claim or Equity Interest (but only to the extent so agreed), (b) as to which the liability of the Debtor and the amount thereof are determined by Final Order of a court of competent jurisdiction, (c) which has been expressly allowed in a liquidated amount under the provisions of the Plan (but only to the extent so allowed), (d) which is a Professional Fee Claim for which a fee award amount has been approved by Final Order of the U.S. Bankruptcy Court, (e) which is set forth in the Debtor’s books and records as liquidated in amount and not Disputed or contingent, (f) proof of which was filed within the applicable period of limitation fixed by the U.S. Bankruptcy Court in accordance with Bankruptcy Rule 3003(c) as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by the Plan, the U.S. Bankruptcy Code, the Bankruptcy Rules or a Final Order, or (g) which is, in the case of an Equity Interest or any portion thereof only, held of record as set forth in the books and records maintained by or on behalf of the Debtor as of the Distribution Notification Date.

 “Bankruptcy Rule” means (i) the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended and promulgated under section 2075 of title 28 of the United States Code, (ii) the Local Rules of the U.S. Bankruptcy Court, and (iii) any standing orders governing practice and procedure issued by the U.S. Bankruptcy Court, each as in effect on the Petition Date, together with all amendments and modifications thereto that were subsequently made applicable to the Chapter 11 Case or proceedings therein, as the case may be.

“Bar Date” means the date fixed by the U.S. Bankruptcy Court, in accordance with Bankruptcy Rule 3003(c)(3), as the last date by which Persons must file proofs of Claim in the Chapter 11 Case.

“Belmarken” means Belmarken Holding B.V., a private company with limited liability organized under the laws of The Netherlands.

“Belmarken Note Claim” means a Claim arising under the Belmarken Notes.

“Belmarken Notes” means the promissory notes in aggregate principal amount of $14,942,000 (including capitalized interest through June 30, 2003) evidencing indebtedness of the Debtor to Belmarken, plus the accrued and unpaid interest thereon in the amount of $826,000 as of June 30, 2003.

“Board” means the Board of Directors of the Debtor.

“Business Day” means any day which is not a Saturday, a Sunday, a “legal holiday” (as such term is defined in Bankruptcy Rule 9006(a)) or a day on which banks located in New York, New York, London, England, or Warsaw, Poland, shall be authorized or required by law to close.

“Cash Consideration” has the meaning set forth in Section III.D.2 hereto.

“Chapter 11 Case” means the case commenced by UPC Polska under Chapter 11 of the U.S. Bankruptcy Code and pending before the U.S. Bankruptcy Court.

“Charging Lien” has the meaning set forth in Section IV.D.1 hereto.

“Claim” means a claim — as the term “claim” is defined in section 101(5) of the U.S. Bankruptcy Code — against the Debtor or the Estate.

“Claims/Equity Interests Objection Deadline” has the meaning set forth in Section IV.E. hereto.

“Class” means a group of Claims or Equity Interests as classified pursuant to this Plan.

“Class [    ] Claim” means a Claim in the particular Class of Claims identified in Article III of the Plan.

“Class [    ] Equity Interest” means an Equity Interest in the particular Class of Equity Interests identified in Article III of the Plan.

“Confirmation” means the entry on the docket by the U.S. Bankruptcy Court of the Confirmation Order.

“Confirmation Date” means the date on which the U.S. Bankruptcy Court enters the Confirmation Order on its docket.

“Confirmation Hearing” means the hearing held before the U.S. Bankruptcy Court regarding Plan confirmation, as such hearing may be adjourned or continued from time to time.

“Confirmation Hearing Date” means the first date on which the U.S. Bankruptcy Court holds the Confirmation Hearing, as such hearing may be adjourned or continued from time to time.

“Confirmation Order” means the court order confirming this Plan under section 1129 of the U.S. Bankruptcy Code.

“Creditors’ Committee” means any committee of unsecured creditors that the U.S. Trustee appoints, pursuant to section 1102 of the U.S. Bankruptcy Code, in the Chapter 11 Case.

“Critical Creditor Claims” means any and all pre-petition Claims of the Critical Creditors.

“Critical Creditors” means those certain creditors of the Debtor to be identified by the Debtor in an exhibit to the Plan to be filed not less than five (5) Business Days prior to the Confirmation Hearing, who are critical to the operation of the Debtor’s business as a going concern.

“Disallowed” means, with respect to any Claim or Equity Interest or portion thereof, any Claim against or Equity Interest in the Debtor which (a) has been withdrawn, in whole or in part, by the holder thereof or (b) has been disallowed, in whole or part, by Final Order of a court of competent jurisdiction.

“Disbursing Agent” means the Reorganized Debtor or the Third Party Disbursing Agent.

“Disclosure Statement” means the Disclosure Statement jointly proposed by the Debtor and Polska Finance with respect to the Chapter 11 Plan of Reorganization, dated              , 2003, including all exhibits,  appendices, schedules and annexes, if any, attached thereto, as the same may be altered, amended, supplemented or modified from time to time.

“Disputed” means any Claim or Equity Interest, or any portion thereof, that has been neither Allowed nor Disallowed.

“Distribution Date” means any date upon which a distribution is made under the Plan, including, without limitation, the Initial Distribution Date.

“Distribution Notification Date” means the date established by order of the U.S. Bankruptcy Court for purposes of determining the holders of the Belmarken Notes, the UPC Polska Notes, UPC Telecom Notes and the Equity Interests for the purpose of mailing documentation relating to distributions under the Plan.

“Document Filing Date” means                 , 2003. (1)

“Effective Date” means the first day, as determined by UPC Polska in its reasonable business discretion, that is a Business Day on which no stay of the Confirmation Order is in effect; and as soon as practicable following the date on which all of the conditions set forth in Sections IV.T and IV.U below, have been satisfied or waived in accordance with this Plan and on which such day the Plan becomes effective and final.

“Equity Interests” means any and all equity interests, ownership interests or shares in the Debtor and issued by the Debtor prior to the Petition Date (including, without limitation, all capital stock, stock certificates, common stock, preferred stock, depositary shares, partnership interests, rights, options, warrants, contingent warrants, convertible or exchangeable securities, investment securities, subscriptions or other agreements and contractual rights to acquire or obtain such an interest or share in the Debtor, stock appreciation rights, conversion rights, repurchase rights, redemption rights, dividend rights, preemptive rights and liquidation preferences, puts, calls or commitments of any character whatsoever relating to any such equity, ownership interests or shares of capital stock of the Debtor or obligating the Debtor to issue, transfer or sell any shares of capital stock) or any certificate or receipt evidencing or representing an interest in any such equity interest whether or not certificated, transferable, voting or denominated “stock” or a similar security.

“Estate” means the estate of the Debtor created in the Chapter 11 Case under section 541 of the U.S. Bankruptcy Code on the commencement of the Chapter 11 Case.

“Exhibit Filing Date” means the date that is the last Business Day that is at least ten days prior to the Confirmation Hearing Date.

“Face Amount” means when used in reference to a Disputed Claim, the full stated amount claimed by the holder of such Claim in a proof of claim timely filed with the U.S. Bankruptcy Court.

“Final Order” means an order or judgment of the U.S. Bankruptcy Court entered on the U.S. Bankruptcy Court’s official docket:

(a)                                  that has not been reversed, rescinded, stayed, modified, or amended;

(b)                                 that is in full force and effect; and

(c)                                  with respect to which: (1) the time to appeal or to seek review, remand, rehearing, or a writ of certiorari has expired and as to which no timely filed appeal or petition for review, rehearing, remand, or writ of certiorari is pending; or (2) any such appeal or petition has been dismissed or resolved by the highest court to which the order or judgment was appealed or from which review, rehearing, remand, or a writ of certiorari was sought.

(1) 5 days prior to Confirmation Hearing Date.

“General Unsecured Claims” means all Claims against the Debtor other than Administrative Claims, Priority Tax Claims, Priority Claims, UPC Polska Note Claims, Belmarken Note Claims, Telecom Pari Passu Note Claims, Affiliate Indebtedness Claims, Telecom Junior Note Claims, Critical Creditor Claims and UPC Polska Equity Interests, including, without limitation, any claims of the holder of the Reece Note.

“General Unsecured Creditors” means the holders of the General Unsecured Claims.

“Governmental Entity” means any national, state, provincial, municipal, local or foreign government, any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority, commission or any national securities exchange, market or automated quotation system.

“Impaired”, when used with reference to a Claim or Equity Interest, has the meaning set forth in Section 1124 of the U.S. Bankruptcy Code.

“Indenture Trustee” means Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company, and its successors and assigns, as indenture trustee under each of the Indentures.

“Indentures” means the Series C Indenture, the 2008 Indenture, and the 2009 Indenture.

“Initial Distribution Date” means the first Business Day following the Effective Date upon which it is practicable for the Disbursing Agent to make a distribution under the Plan.

“Judgment” means any order, writ, injunction, award, judgment, ruling or decree of any Governmental Entity.

“Lien” means any pledge, claim, equity, option, lien, charge, mortgage, easement, right-of-way, call right, right of first refusal, “tag” - or “drag” - along right, encumbrance, security interest or other similar restriction of any kind or nature whatsoever, but excluding any of the foregoing created or imposed by or pursuant to the Restructuring Agreement or the Plan.

“List of Maintained Board Members” means the list of Maintained Board Members, including their respective background and qualifications, to be filed on or before the Exhibit Filing Date.

“Maintained Board Members” means the members of the Board of the Reorganized Debtor.

“Majority-in-Interest of the Holders” means, with respect to any date of determination, Participating Noteholders holding a majority of the claims arising under the UPC Polska Notes held by all of the Participating Noteholders on such date of determination.

“New Indenture” has the meaning set forth in Section III.D.2 hereto.

“New UPC” means UGC Europe, Inc.

“New UPC Polska Notes” has the meaning set forth in Section III.D.2 hereto.

“New UPC Polska Stock” means the shares of common stock of the Reorganized Debtor, par value $         per share.

“Non-Ordinary Course Administrative Claim” means any Administrative Claim that is not an Ordinary Course Administrative Claim, an Administrative Tax Claim, or a Professional Fee Claim.

“Ordinary Course Administrative Claims” means Administrative Claims -- other than Administrative Tax Claims, Professional Fee Claims, -- based upon liabilities that UPC Polska incurs in the ordinary course of its business.  Ordinary Course Administrative Claims may include fees or charges assessed against the Estate under 28 U.S.C. §§ 1930.

“Participating Noteholders” means each of the Third Party Holders party to the Restructuring Agreement.

“Person” means any individual, corporation, limited liability company, incorporated organization, general partnership, limited partnership, association, joint stock company, joint venture, estate, trust, government or any political division, governmental unit (as defined in the U.S. Bankruptcy Code), committee appointed, pursuant to section 1102 of the U.S. Bankruptcy Code, by the U.S. Trustee, unofficial committee of creditors or equity holders, or other entity.

“Petition Date” means July 7, 2003, the date the Chapter 11 Case was commenced under the U.S. Bankruptcy Code.

“Plan” means this “UPC Polska, Inc.’s Chapter 11 Plan of Reorganization (Dated July 8, 2003),” as it may be altered, supplemented, modified, or amended, subject to section 1127 of the U.S. Bankruptcy Code and the Confirmation Order.

“Polska Finance” has the meaning set forth in the introduction to the Plan.

“Priority Claim” means an Allowed Claim entitled to priority against the Estate under section 507(a)(3) or 507(a)(4) of the U.S. Bankruptcy Code.

“Priority Tax Claim” means an Allowed Claim entitled to priority against the Estate under section 507(a)(8) of the U.S. Bankruptcy Code.

“Pro Rata” means proportionately so that the ratio of (a) the amount of consideration distributed on account of a particular Allowed Claim or Allowed Equity Interest to (b) the Allowed Amount of the Allowed Claim or Allowed Equity Interest, is the same as the ratio of (x) the amount of consideration available for distribution on account of Allowed Claims or Allowed Equity Interests of the Class in which the particular Allowed Claim or Allowed Equity Interest is included to (y) the amount of all Allowed Claims or Allowed Equity Interests of that Class.

“Professional” means any professional employed in the Chapter 11 Case pursuant to sections 327 or 1103 of the U.S. Bankruptcy Code or to be compensated pursuant to sections 327, 328, 330, 331, 503 or 1103 of the U.S. Bankruptcy Code.

“Professional Fee Claim” means:

(a)                                  A Claim under sections 327, 328, 330, 331, 503, or 1103 of the U.S. Bankruptcy Code for compensation for professional services rendered or expenses incurred on the Estate’s behalf; or

(b)                                 A Claim either under section 503(b)(4) of the U.S. Bankruptcy Code for compensation for professional services rendered or under section 503(b)(3)(D) of the U.S. Bankruptcy Code for expenses incurred in making a substantial contribution to the Estate.

“Record Date” means [                           , 2003] at 5:00 p.m. Eastern Daylight Time or such other date established by the Bankruptcy Court on which holders of Allowed Claims are determined for purposes of determining such holders’ right to vote.

“Reece Note” means that certain Promissory Note due August 28, 2003, in the original principal amount of $10,000,000 and an outstanding principal amount of $6,000,000 payable by UPC Polska, Inc. to Reece Communications, Inc. and guaranteed by United Pan-Europe Communications, N.V., as amended by that certain Rescission and Amendment Agreement effective March 22, 2002.

“Reinstated” means (i) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim so as to leave such Claim Unimpaired in accordance with section 1124 of the U.S. Bankruptcy Code or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (a) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the U.S. Bankruptcy Code; (b) reinstating the maturity of such Claim as such maturity existed before such default; (c) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and (d) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the holder of such Claim.

“Rejection Damage Claim” means a Claim for rent, other obligations, or damages arising under an unexpired real property or personal property lease or executory contract that UPC Polska rejects under section 365 of the U.S. Bankruptcy Code or arising from the rejection of such a lease or contract.

“Reorganized Debtor” means UPC Polska, Inc.  on and after the Effective Date.

“Reserve” has the meaning set forth in Section IV.G.3 hereto.

“Restriction” with respect to any capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security, shall mean any voting or other trust or agreement, option, warrant, preemptive right, right of first offer, right of first refusal, escrow arrangement, proxy, buy-sell agreement, power of attorney or other contract (but excluding the Restructuring Agreement), any law, license, permit or Judgment that, conditionally or unconditionally: (i) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to sell or otherwise dispose of or issue, or otherwise results or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may result in any Person acquiring; (x) any of such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security; (y) any of the proceeds of, or any distributions paid or that are or may become payable with respect to, any of such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security; or (z) any interest in such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security or any such proceeds or distributions; (ii) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security or any such proceeds or distributions; or (iii) creates or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to create a Lien or purported Lien affecting such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security, proceeds or distributions.

“Restructuring” means the restructuring of the indebtedness of the Debtor in accordance with the terms of the Restructuring Agreement, the Plan and any associated documents.

“Restructuring Agreement” means the restructuring agreement, dated as of June 19, 2003, by and among UPC Polska, UPC Telecom, Belmarken and the Participating Noteholders, as well as the Joinder Agreement, dated as of July 2, 2003, by and among UPC Polska, UPC Telecom, Belmarken, the Participating Noteholders (excluding, for purposes of this definition of Restructuring Agreement only, The Royal Bank of Scotland PLC) and The Royal Bank of Scotland PLC, attached hereto as Exhibit A.

“Schedule of Assumed Agreements” means the schedule, as the same may be amended at any time prior to the Confirmation Hearing, listing certain executory contracts and unexpired leases to be assumed by the Debtor (along with associated amounts for cure claims), which schedule is to be served on the counterparties to such executory contracts and unexpired leases, along with a motion or motions to approve the assumption thereof under section 365(a) of the U.S. Bankruptcy Code, and filed by the Debtor on or before the Document Filing Date.

“Schedule of Rejected Agreements” means the schedule, as the same may be amended at any time prior to the Confirmation Hearing, listing certain executory contracts and unexpired leases to be rejected by the Debtor (along with the associated amounts for rejection damage claims), which schedule is to be served on the counterparties to such executory contracts and unexpired leases, along with a motion or motions to approve the rejection thereof under section 365(a) of the U.S. Bankruptcy Code, and filed by the Debtor on or before the Document Filing Date.

“Schedules” means the schedules of assets and liabilities to be filed by UPC Polska pursuant to section 521(1) of the U.S. Bankruptcy Code, as amended.

“Secured Claim” means a Claim that is secured by a valid and unavoidable lien against property in which the Estate has an interest or that is subject to setoff under section 553 of the U.S. Bankruptcy Code.  A Claim is a Secured Claim only to the extent of the value of the claimholder’s interest in the collateral securing the Claim or to the extent of the amount subject to setoff, whichever is applicable, and as determined under section 506(a) of the U.S. Bankruptcy Code.

“Secured Tax Claim” means a Secured Claim of a governmental unit for the payment of taxes.

“Series C Indenture” means the indenture dated January 20, 1999 by and between the Debtor and the Indenture Trustee.

“Series C Notes” means UPC Polska’s Series C senior discount notes due 2008, with an original aggregate principal amount at maturity of $36,001,321 issued under the Series C Indenture.

“Subsidiary” with respect to any Person shall mean (i) a corporation, a majority in voting power of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, without regard to whether the voting of such stock is subject to a voting agreement or similar Restriction, (ii) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (x) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (y) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company or (iii) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (x) the power to elect or direct the election of a majority of the members of the governing body of such Person (whether or not such power is subject to a voting agreement or similar Restriction) or (y) in the absence of such a governing body, a majority ownership interest.

“Telecom Junior Note Claim” means a Claim arising under the Telecom Junior Notes.

“Telecom Junior Notes” means the promissory notes in aggregate principal amount of $150,000,000 evidencing indebtedness of UPC Polska to UPC Telecom which notes rank junior to the UPC Polska Notes and the Belmarken Notes, plus the accrued and unpaid interest thereon in the amount of $57,802,000 as of June 30, 2003.

“Telecom Owned UPC Polska Note Claim” means a Claim arising under the Telecom Owned UPC Polska Notes.

“Telecom Owned UPC Polska Notes” means the UPC Polska Notes held by UPC Telecom on the date hereof.

“Telecom Pari Passu Note Claim” means a Claim arising under the Telecom Pari Passu  Notes.

“Telecom Pari Passu Notes” means the promissory notes in aggregate principal amount of $243,926,000 (including capitalized interest through June 30, 2003) evidencing indebtedness of UPC Polska to UPC Telecom which notes rank pari passu with the UPC Polska Notes, plus the accrued and unpaid interest thereon in the amount of $13,490,000 as of June 30, 2003.

“Third Party Disbursing Agent” means an entity or entities employed by the Reorganized Debtor in its sole discretion to act as Disbursing Agent.  If the Reorganized Debtor elects to make distributions without a Third Party Disbursing Agent, then references under this Plan to the Third Party Disbursing Agent shall be deemed to be references to the Reorganized Debtor.

“Third Party Holders” has the meaning set forth in Section III.D.2 hereto.

“Third Party Noteholder Consideration” has the meaning set forth in Section III.D.2 hereto.

“UGC” means UnitedGlobalCom, Inc., a Delaware corporation.

“Unimpaired” means any Claim that is not Impaired within the meaning of section 1124 of the U.S. Bankruptcy Code.

“Unsecured Claim” means a Claim that is not an Administrative Claim, a Priority Tax Claim, a Priority Claim, or a Secured Claim.

“UPC” means United Pan-Europe Communications N.V., a corporation incorporated under the laws of The Netherlands.

“UPC Entities” means collectively UPC Telecom and Belmarken.

 “UPC Polska Equity” means the UPC Polska Stock and all rights, options and warrants to acquire shares of the UPC Polska Stock.

“UPC Polska Equity Interests” means an Equity Interest arising under the UPC Polska Equity.

“UPC Polska Note Claim” means a Claim arising under the UPC Polska Notes.

“UPC Polska Notes” means collectively the Series C Notes, the 2008 Notes and the 2009 Notes.

“UPC Polska Stock” means the common stock of UPC Polska, par value $0.01 per share, which is issued and outstanding immediately prior to the Effective Date.

“UPC Telecom” means UPC Telecom B.V., a private company with limited liability organized under the laws of The Netherlands.

“UPC Telecom Notes” means the Telecom Pari Passu Notes, the Telecom Owned UPC Polska Notes and the Telecom Junior Notes.

“U.S. Bankruptcy Code” means title 11 of the United States Code (also known as the Bankruptcy Code), 11 U.S.C. 101-1330, as applicable in the Chapter 11 Case.

“U.S. Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or any other court that properly exercises jurisdiction over the Chapter 11 Case or the resolution of any Claim.

“U.S. Trustee” means the Office of the United States Trustee.

“U.S. Trustee’s Fee Claims” means any fees assessed against the Estate pursuant to section 1930(a)(6) of title 28 of the United States Code.

II.

RULES OF INTERPRETATION

1.             The rules of construction in section 102 of the U.S. Bankruptcy Code apply to this Plan (and the Disclosure Statement).

2.             Except as otherwise provided in this Plan, Bankruptcy Rule 9006(a) applies when computing any time period under this Plan.

3.             A term that is used in this Plan and that is not defined in this Plan has the meaning attributed to that term, if any, in the U.S. Bankruptcy Code or the Bankruptcy Rules.

4.             The definition given to any term or provision in this Plan supersedes and controls any different meaning that may be given to that term or provision in the Disclosure Statement.

5.             Whenever it is appropriate from the context, each term, whether stated in the singular or the plural, includes both the singular and the plural.

6.             Any reference to a document or instrument being in a particular form or on particular terms means that the document or instrument will be substantially in that form or on those terms.  No material change to the form or terms may be made after the Confirmation Date without the consent of the UPC Entities and the Company or the Reorganized Debtor and, to the extent required by the Restructuring Agreement, the consent of the Majority-in-Interest of the Holders.

7.             Any reference to an existing document means the document as it has been, or may be, amended or supplemented.

8.             Unless otherwise indicated, the phrase “under this Plan” and similar words or phrases refer to this Plan in its entirety rather than to only a portion of this Plan.

9.             Unless otherwise specified, all references to Sections or Exhibits are references to this Plan’s Sections or Exhibits.

10.           Section captions and headings are used only as convenient references and do not affect this Plan’s (or the Disclosure Statement’s) meaning.

11.           The words “herein,” “hereto,” “hereunder,” and other words of similar import refer to this Plan (or the Disclosure Statement, as the case may be) in its entirety rather than to only a particular portion hereof (or thereof).

12.           Reference to a pleading, request, or document being “filed” means duly and properly filed with the U.S. Bankruptcy Court.

13.           All references to “the Plan” herein shall be construed, where applicable, to include references to this document and all its exhibits, appendices, schedules and annexes, if any (and any amendments thereto made in accordance with the U.S. Bankruptcy Code).

III.

CLASSIFICATION AND TREATMENT OF CLAIMS, EQUITY INTERESTS,

EXECUTORY CONTRACTS, AND UNEXPIRED LEASES

A.            Summary.

The categories set forth in this Section and summarized in the following table classify Claims (except for Administrative Claims and Priority Tax Claims, which are not classified under the Plan) and Equity Interests for all purposes, including voting, confirmation and distribution pursuant to this Plan.  A Claim or Equity Interest is classified in a particular Class only to the extent the Claim or Equity Interest qualifies within the description of that Class and is classified in a different class to the extent that any remainder of the Claim or Equity Interest qualifies within the description of such different Class.

Moreover, a Claim or Equity Interest is in a particular Class only to the extent that the Claim or Equity Interest is an Allowed Claim or Allowed Equity Interest in that Class and has not been paid, released or otherwise satisfied, and notwithstanding anything to the contrary in this Plan, no distributions shall be made, and no rights of any kind shall be retained, on account of any Claim or Equity Interest that is not an Allowed Claim or an Allowed Equity Interest.

CLASS	DESCRIPTION	IMPAIRED/ UNIMPAIRED	VOTING STATUS
None	Administrative Claims and Priority Tax Claims	N/A	N/A
Class 1	Priority Claims	Unimpaired	Not entitled to vote
Class 2	Critical Creditor Claims	Unimpaired	Not entitled to vote
Class 3	UPC Polska Note Claims (excluding Telecom Owned UPC Polska Note Claims)	Impaired	Entitled to vote
Class 4	Telecom Owned UPC Polska Note Claims, Belmarken Note Claims, Telecom Pari Passu Note Claims and Affiliate Indebtedness Claims	Impaired	Entitled to vote
Class 5	General Unsecured Claims	Impaired	Entitled to vote
Class 6	Telecom Junior Note Claims	Impaired	Not entitled to vote
Class 7	UPC Polska Equity Interests	Impaired	Not entitled to vote

B.                                    Unclassified Administrative Claims and Priority Tax Claims.

1.                                      Allowance of Administrative Claims.

Administrative Claims will be Allowed as follows:

a.                                       Ordinary Course Administrative Claims:

Unless the Reorganized Debtor objects to an Ordinary Course Administrative Claim, the Claim will be satisfied in accordance with the terms and conditions of the particular transaction that gave rise to the Ordinary Course Administrative Claim, and the Person holding the Ordinary Course Administrative Claim may, but need not, file any request for payment of its Claim; provided, however, that the U.S. Bankruptcy Court shall retain jurisdiction as a core matter in the event of a dispute regarding the amount or priority of such claim.

b.                                      Non-Ordinary Course Administrative Claims:

A Non-Ordinary Course Administrative Claim will be Allowed only if:

(a)                                  On or before 60 days after the Effective Date, the Person holding the Claim both files with the U.S. Bankruptcy Court a motion requesting that the Reorganized Debtor pay the Non-Ordinary Course Administrative Claim and serves the motion on the Reorganized Debtor; and

(b)                                 The U.S. Bankruptcy Court, in a Final Order, allows the Non-Ordinary Course Administrative Claim.

The Reorganized Debtor may file an opposition to such a motion within the time provided by the Bankruptcy Rules or within any other period that the U.S. Bankruptcy Court establishes.  Persons holding Non-Ordinary Course Administrative Claims who do not timely file and serve a request for payment will be forever barred from asserting those Claims against the Estate, the Reorganized Debtor, or their respective property.

c.                                       Administrative Tax Claims:

An Administrative Tax Claim will be satisfied in accordance with its terms, and the Person holding the Administrative Tax Claim may, but need not, file a motion or request for payment of its Claim (an “Administrative Tax Claim Motion”); provided, however, that the U.S. Bankruptcy Court shall retain jurisdiction as a core matter in the event of a dispute regarding the amount or priority of such Claim.

The Reorganized Debtor may file an opposition to an Administrative Tax Claim Motion within the time provided by the Bankruptcy Rules or within any other period that the U.S. Bankruptcy Court establishes.  Persons holding Administrative Tax Claims who do not timely file and serve a proof of Administrative Tax Claim or motion for payment will be forever barred from asserting those Claims against the Estate, the Reorganized Debtor, or their respective property, whether the Administrative Tax Claim is deemed to arise before, on, or after the Effective Date.

d.                                      Professional Fee Claims.

A Professional Fee Claim will be Allowed only if:

(a)                                  On or before 60 days after the Effective Date, the Person holding the Professional Fee Claim both files with the U.S. Bankruptcy Court a final fee application or a motion seeking allowance of fees on account of a substantial contribution under section 503(b) of the U.S. Bankruptcy Code, and serves the application or motion on the Reorganized Debtor and the Reorganized Debtor’s counsel, counsel to UPC Entities and counsel to the Creditors’ Committee; and

(b)                                 The Professional Fee Claim is Allowed by an order of the U.S. Bankruptcy Court.

The Reorganized Debtor or any other party in interest may file an objection to such a fee application or motion within the time provided by the Bankruptcy Rules or within any other period that the U.S. Bankruptcy Court establishes.  Persons holding Professional Fee Claims who do not timely file and serve a fee application or motion for payment will be forever barred from asserting those Claims against the Estate, the Reorganized Debtor, or their respective property.

2.                                      Treatment of Allowed Administrative Claims.

Unless the Person holding an Allowed Administrative Claim and the Reorganized Debtor agree otherwise, the Disbursing Agent will pay to that Person in full satisfaction, settlement, extinguishment, release and discharge of such Claim, (A) cash in the Allowed Administrative Claim’s full amount, without interest, on or before the latest of: (a) as soon as reasonably practicable on or after the Effective Date; (b) 30 days after the date on which the Administrative Claim becomes an Allowed Administrative Claim; (c) the date on which the Allowed Administrative Claim becomes due and payable or (d) a date agreed to in writing by the Debtor or the Reorganized Debtor, as the case may be, and the Person holding such Claim or (B) such other treatment on such other terms or conditions as may be agreed upon in writing by the holder of such Claim and the Debtor or the Reorganized Debtor, as the case may be, or as the U.S. Bankruptcy Court may order.

3.                                      Treatment of Allowed Priority Tax Claims.

Unless the Person holding an Allowed Priority Tax Claim and the Reorganized Debtor agree otherwise, the Reorganized Debtor will pay to that Person, in full satisfaction, settlement, extinguishment, release and discharge of such Claim, (A) over a period not exceeding six years from the date on which the underlying tax was assessed, deferred cash payments in an aggregate amount equal to the amount of the Allowed Priority Tax Claim, plus simple interest from the Effective Date on the unpaid balance the Allowed Priority Tax Claim at the rate of            % per year or (B)  as otherwise agreed upon in writing by the holder of such Claim and the Debtor or the Reorganized Debtor, as the case may be.  The Reorganized Debtor will make these payments in equal semiannual installments.  The first installment will be due on the latest of: (a) 30 days after the Effective Date; or (b) 30 days after the date on which the Priority Tax Claim becomes an Allowed Priority Tax Claim.  Each installment will include simple interest, in arrears, on the unpaid balance of the Allowed Priority Tax Claim at the rate of            % per year but will include no penalty of any kind.  The Reorganized Debtor will have the right to pay any unpaid balance on an Allowed Priority Tax Claim in full at any time on or after the Effective Date without premium or penalty of any kind.

C.                                    Treatment of Priority Claims (Class 1)

Classification:  Class 1 consists of Priority Claims, other than Priority Tax Claims.

Treatment:  Unless the Person holding an Allowed Class 1 Claim and the Reorganized Debtor agree otherwise, the Disbursing Agent shall pay to each Person holding an Allowed Class 1 Claim in full satisfaction, settlement, extinguishment, release and discharge of such Claim, (A) cash equal to the amount of the Allowed Class 1 Claim, with simple interest, if any, to which such holder is entitled under the U.S. Bankruptcy Code, on or before the latest of (a) as soon as reasonably practicable on and after the Effective Date; (b) thirty days after the date on which the Claim becomes an Allowed Class 1 Claim; (c) the date on which the Allowed Class 1 Claim becomes due and payable or (d) a date agreed to in writing by the Debtor or the Reorganized Debtor, as the case may be, and the Person holding such Claim or (B) such other treatment on such other terms or conditions as may be agreed upon in writing by the holder of such Claim and the Debtor or the Reorganized Debtor, as the case may be, or as the U.S. Bankruptcy Court may order.

Voting: Class 1 is Unimpaired and the holders of Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the U.S. Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

D.                                    Treatment and Classification of Claims other than Priority Claims (Classes 2, 3, 4, 5 and 6).

1.             Class 2 (Critical Creditor Claims).

Classification:  Class 2 consists of all Critical Creditor Claims.

Treatment:  Each holder of an Allowed Critical Creditor Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (A) payment in full in Cash on the later of (i) the Effective Date and (ii) the date such Claim becomes Allowed; (B) treatment such that such Claim is Reinstated; or (C) such other treatment on such other terms and conditions as may be agreed upon in writing by the holder of such Claim and the Debtor or the Reorganized Debtor, as the case may be, or as the U.S. Bankruptcy Court may order.

Voting: Class 2 is Unimpaired and the holders of Critical Creditor Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the U.S. Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

2.             Class 3 (UPC Polska Note Claims, excluding Telecom Owned UPC Polska Note Claims).

Classification:  Class 3 consists of the UPC Polska Note Claims, excluding the Telecom Owned UPC Polska Note Claims.

Treatment:  The holders of the UPC Polska Notes, other than UPC Telecom (the “Third Party Holders”) will be entitled to receive on or as soon as practicable after the Effective Date ratably on account of their claims the following consideration:

Cash                                      $80,000,000.00 (the “Cash Consideration”), and

New UPC Polska Notes      newly issued notes (“New UPC Polska Notes”) in an aggregate principal amount of $60,000,000.00 (together with the Cash Consideration, the “Third Party Noteholder Consideration”) of the Reorganized Debtor and Polska Finance, as co-issuer of the New UPC Polska Notes, which shall have the terms set forth in the form of Indenture attached hereto as Exhibit B (the “New Indenture”);

provided, however, in the event that, on or prior to the Effective Date, UPC or any of its direct or indirect Affiliates purchases, redeems or otherwise acquires for value any UPC Polska Notes for a consideration that is different than the Third Party Noteholder Consideration, then each of the Third Party Holders shall have the right to elect to receive such alternate consideration in respect of their UPC Polska Notes upon consummation of the Restructuring, on the same terms and conditions as those pursuant to which such other UPC Polska Notes were purchased, redeemed or otherwise acquired for value, in lieu of receiving the Third Party Noteholder Consideration for their UPC Polska Notes.  The Debtor shall promptly notify each Participating Noteholder of each such purchase including the amount(s) and type(s) of consideration paid in connection therewith.

Voting:  Class 3 is Impaired and the holders of the UPC Polska Note Claims (other than UPC Telecom) are entitled to vote to accept or reject the Plan.

3.             Class 4 (Telecom Owned UPC Polska Note Claims, Belmarken Note Claims, Telecom Pari Passu Note Claims and the Affiliate Indebtedness Claims).

Classification:  Class 4 consists of the Telecom Owned UPC Polska Note Claims, the Belmarken Note Claims, and the Telecom Pari Passu Note Claims and the Affiliate Indebtedness Claims.

Treatment:  The UPC Entities, as holders of certain of the UPC Polska Notes, the Belmarken Notes and the Telecom Pari Passu Notes, and the holders of the Affiliate Indebtedness Claims will be entitled to receive on or as soon as practicable after the Effective Date ratably on account of their claims the following consideration:

Cash                                       $15,000,000.00

Common Stock                     100% of the New UPC Polska Stock

Voting:  Class 4 is Impaired and the UPC Entities holding Claims in the UPC Polska Notes,  the Belmarken Notes and the Telecom Pari Passu Notes and the  holders of the Affiliate Indebtedness Claims are entitled to vote to accept or reject the Plan.

4.             Class 5 (General Unsecured Claims).

Classification:  Class 5 consists of General Unsecured Claims.

Treatment: General Unsecured Creditors will receive on or as soon as practicable after the Effective Date the amount of cash and New UPC Polska Notes issued under the New Indenture per $1,000.00 of claim amount of each undisputed General Unsecured Claim of UPC Polska which is equal to the amount of cash and New UPC Polska Notes issued under the New Indenture per $1,000.00 of claim amount payable to the holders of the UPC Polska Notes (other than UPC Telecom).

Voting:  Class 5 is Impaired and the holders of the General Unsecured Claims are entitled to vote to accept or reject the Plan.

5.             Class 6 (Telecom Junior Note Claims).

Classification:  Class 6 consists of the holders of the Telecom Junior Notes.

Treatment:  The holders of the Telecom Junior Notes will not receive any consideration in exchange for the Telecom Junior Notes.  The Telecom Junior Notes will be cancelled on the Effective Date and will be of no further force or effect.

Voting:  Class 6 is Impaired and the holders of the Telecom Junior Notes are deemed to have rejected the Plan pursuant to section 1126(g) of the U.S. Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

E.             Treatment of UPC Polska Equity Interests (Class 7).

Classification:  Class 7 consists of Equity Interests in the UPC Polska Equity.

Treatment:  The holders of the UPC Polska Equity will not receive or retain any interest in consideration for the UPC Polska Equity.  The UPC Polska Equity will be cancelled on the Effective Date and will be of no further force or effect.

Voting:  Class 7 is Impaired and the holders of UPC Polska Equity Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the U.S. Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

F.             Treatment of Contracts, Leases and Indemnification Obligations.

1.                                      Assumption of Executory Contracts and Unexpired Leases.

a.             Schedule of Assumed Agreements.

On the Effective Date, the Reorganized Debtor will assume any and all executory contracts and unexpired leases that constitute executory contracts or unexpired leases as of the Effective Date of the Plan — except for any agreements that were previously assumed or rejected either by a Final Order or under section 365 of the U.S. Bankruptcy Code or that will be rejected under Section III.F.2, below.  Notwithstanding the preceding sentence, to the extent the Plan specifically provides for the modification of the rights of parties to agreements, such as the rights in respect of the Indentures, the terms of the Plan shall control the parties’ rights thereunder.  The agreements to be assumed under the Plan include all executory contracts and unexpired leases identified on the Schedule of Assumed Agreements.

UPC Polska reserves the right to amend the Schedule of Assumed Agreements at any time before the Effective Date to: (a) delete any executory contract or unexpired lease and provide for its rejection under Section III.F.2 below, or (b) add any executory contract or unexpired lease and provide for its assumption under this Section.  UPC Polska will provide notice of any amendment to the Schedule of Assumed Agreements to the party or parties to the agreement affected by the amendment.  The Confirmation Order will constitute a court order approving the assumption of executory contracts and unexpired leases as specified under the Plan.

b.            Cure Payments.

UPC Polska does not believe that it presently is in default under any of the executory contracts or unexpired leases set forth on the Schedule of Assumed Agreements.  Accordingly, the Schedule of Assumed Agreements does not identify any amounts that the Reorganized Debtor believes sections 365(b)(1)(A) or (B) of the U.S. Bankruptcy Code require that the Reorganized Debtor pay in order to cure defaults under the executory contracts and unexpired leases to be assumed under the Plan.  UPC Polska will file an amended Schedule of Assumed Agreements not later than 21 days before the Confirmation Date, setting forth any cure amounts under the executory contracts and unexpired leases to be assumed under Section III.F.1.a, above.  UPC Polska reserves the right to further amend the Schedule of Assumed Agreements, including to modify the cure amounts.

As required by section 365(b)(1) of the U.S. Bankruptcy Code, any and all monetary defaults under each executory contract and unexpired lease to be assumed under the Plan will be satisfied in one of the following two ways: (a) the Disbursing Agent will pay to the non-debtor party to the executory contract or unexpired lease the default amount, as set forth on the Schedule of Assumed Agreements, in cash as soon as reasonably practicable on or after the Effective Date; or (b) the Disbursing Agent will satisfy any other terms that are agreed to by both the Debtor and the non-debtor party to an executory contract or unexpired lease that will be assumed.

If, however, a dispute arises regarding: (a) the amount of any proposed cure payments; (b) whether UPC Polska has provided adequate assurance of future performance under an executory contract or unexpired lease to be assumed; or (c) any other matter pertaining to a proposed assumption, the proposed cure payments will be made (i) on the later of 30 days after entry of a Final Order resolving the dispute and approving the assumption or sixty (60) days after the Effective Date or (ii) as otherwise agreed between the parties to such executory contract or unexpired lease.

c.             Objections to Assumption or Proposed Cure Payments.

Any Person who is a party to an executory contract or unexpired lease that will be assumed under the Plan and who either contends that the proposed cure payment specified on the Schedule of Assumed Agreements is incorrect or otherwise objects to the contemplated assumption must file with the U.S. Bankruptcy Court and serve upon UPC Polska and the Reorganized Debtor’s counsel a written statement and supporting declaration stating the basis for its objection.  This statement and declaration must be filed and served by the later of: (a) 21 days before the Confirmation Hearing Date; or (b) five days after UPC Polska files and serves the Schedule of Assumed Agreements or any amendments to the Schedule of Assumed Agreements (only with respect to an executory contract or unexpired lease added to the Schedule of Assumed Agreements by such an amendment).  Any Person who fails to timely file and serve such a statement and declaration will be deemed to waive any and all objections to both the proposed assumption and the proposed cure amount.  To the extent that any objections to the assumption of a contract or lease are timely filed and served and such objections are not resolved between the Debtor and the objecting parties, the U.S. Bankruptcy Court shall resolve such disputes at a hearing to be held on a date to be determined by the U.S. Bankruptcy Court.  To the extent the dispute only relates to the proposed cure amount, the resolution of such dispute shall not affect the Debtor’s assumption of the contracts or leases that are the subject of such a dispute, but rather shall affect only the cure amount the Debtor must pay in order to assume such contract or lease.  Notwithstanding the immediately preceding sentence, if the Debtor in its discretion determines that the amount asserted to be the necessary cure amount would, if ordered by the U.S. Bankruptcy Court, make the assumption of the contract or lease imprudent, then the Debtor may elect to (i) reject the contract or lease pursuant to Section III.F.2 hereof or (ii) request an expedited hearing on the resolution of the cure dispute, exclude assumption or rejection of the contract or lease from the scope of the Confirmation Order, and retain the right to reject the contract or lease pursuant to Section III.F.2 hereof pending the outcome of such dispute.

2.             Rejection of Executory Contracts and Unexpired Leases.

a.             Schedule of Rejected Agreements.

On the Effective Date, the Reorganized Debtor will reject the executory contracts and unexpired leases (except for any agreements that were previously assumed or rejected by Final Order or under section 365 of the U.S. Bankruptcy Code) that are identified in the Schedule of Rejected Agreements.

UPC Polska reserves the right to amend the Schedule of Rejected Agreements at any time before the Effective Date to: (a) delete any executory contract or unexpired lease and provide for its assumption under Section III.F.1.; or (b) add any executory contract or unexpired lease and provide for its rejection under Section III.F.2.  UPC Polska will provide notice of any amendment to the Schedule of Rejected Agreements to the party or parties to the executory contracts or unexpired leases affected by the amendment.

The Confirmation Order will constitute a court order approving the rejection, as of no later than the Confirmation Date, of the executory contracts or unexpired leases then identified on the Schedule of Rejected Agreements.

b.             Bar Date for Rejection Damage Claims.

Any Rejection Damage Claim or other Claim for damages arising from the rejection under the Plan of an executory contract or unexpired lease must be filed with the U.S. Bankruptcy Court and served upon the Reorganized Debtor and the Reorganized Debtor’s counsel within 30 days after the earlier of the mailing of notice of confirmation or the service of other notice that the executory contract or unexpired lease has been rejected.  Any such damage Claims that are not timely filed and served will be forever barred and unenforceable against the Estate, the Reorganized Debtor, and their respective property, and Persons holding these Claims will be barred from receiving any distributions under the Plan on account of their Rejection Damage Claims or other Claims.

3.                                      Postpetition Contracts and Leases.

Except as expressly provided in the Plan or the Confirmation Order or any Final Order of the U.S. Bankruptcy Court, all contracts, leases, and other agreements that UPC Polska enters into after the Petition Date which agreements have not been terminated in accordance with their terms or been rejected on or before the Confirmation Date, will remain in full force and effect after the Confirmation Date and the Effective Date.

4.                                      Assumption of Indemnification Obligations.

To the extent not inconsistent with the Plan, on the Effective Date, the Reorganized Debtor will be deemed to assume all indemnification obligations under applicable certificates of incorporation, bylaws, written agreements, and statutes with respect to all present and future actions, suits, and proceedings against UPC Polska’s directors and officers based upon any act or omission related to service with, for, or on behalf of UPC Polska, whether that act or omission occurred before or after the Petition Date or while the Chapter 11 Case was pending before the U.S. Bankruptcy Court.  These obligations will not be discharged or impaired by the Plan’s confirmation or consummation, and they will survive confirmation unaffected by the contemplated reorganization except to the extent any such obligation has been released, discharged or modified pursuant to the Plan.

IV.

MEANS OF EXECUTION AND IMPLEMENTATION OF THIS PLAN AND OTHER PROVISIONS

A.                                    Disbursing Agent.

The Reorganized Debtor or Third Party Disbursing Agent shall act as Disbursing Agent under this Plan and, unless otherwise specified, shall make all distributions required under this Plan.

The Disbursing Agent (including the Indenture Trustee when it is authorized to act as Third Party Disbursing Agent) may employ or contract with other entities to assist in or perform the distribution of property to be so distributed. Unless otherwise determined by the Reorganized Debtor in its sole discretion, the Disbursing Agent shall serve without bond.  The Third Party Disbursing Agent, if any, shall receive from the Reorganized Debtor, without further U.S. Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to this Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services on terms agreed to by the Reorganized Debtor.

B.                                    Revesting of Assets.

Except as otherwise provided in this Plan or in any agreements contemplated under this Plan, on the Effective Date all property of the Estate shall vest in the Reorganized Debtor, free and clear of all Claims, liens, encumbrances, and other Equity Interests with all such Claims, liens, encumbrances and other Equity Interests being extinguished except as otherwise provided in the Plan.  From and after the Effective Date, the Reorganized Debtor may operate its business and use, acquire and dispose of property and settle and compromise Claims or Equity Interests without supervision by the U.S. Bankruptcy Court and free of any restrictions of the U.S. Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by this Plan and the Confirmation Order.

C.                                    Preservation of Rights of Action.

Except as expressly released pursuant to this Plan, pursuant to section 1123(b) of the U.S. Bankruptcy Code, the Reorganized Debtor shall be vested with and shall retain and may enforce any claims, rights, and causes of action that UPC Polska or the Estate may hold or have against any entity, including (a) any claims, rights or causes of action under sections 544 through 550 of the U.S. Bankruptcy Code or any similar provision of state law, or any other statute or legal theory, (b) any rights of equitable subordination or disallowance, (c) any derivative causes of action that may be brought by or on behalf of UPC Polska or the Estate, and (d) any and all claims, rights, or causes of action of any kind or nature of UPC Polska or the Estate that may exist under applicable bankruptcy or non-bankruptcy law.

Any such rights shall be retained by the Reorganized Debtor free and clear of all Claims and Equity Interests, and the Reorganized Debtor may pursue its revested rights of action in accordance with its best interests.

D.                                    Indentures.

1.                                      Cancellation of Indentures.

Subject to Section IV.D.2, the rights and obligations of UPC Polska and any affiliate, if any, under the Indentures shall be deemed cancelled on the Effective Date.  The Indenture Trustee will serve as the Third Party Disbursing Agent in connection with distributions in respect of UPC Polska Note Claims, in accordance with this Plan.

Without limiting the generality of the foregoing, in accordance with the cancellation of the Indentures on the Effective Date as specified above, on the Effective Date, any and all rights of or conferred upon holders of or with respect to the UPC Polska Notes and the Debtor (whether such indebtedness is on account of principal, pre-petition or post-petition interest, fees, charges or otherwise), as defined in the Indentures, including any rights of subordination, priority, seniority or otherwise under the Indentures, including with respect to the property to be distributed to Persons holding UPC Polska Note Claims under this Plan, shall be similarly nullified and extinguished.  The preceding sentence applies, without limitation, to all Persons holding Allowed Claims under this Plan, including the Third Party Holders.

Notwithstanding the cancellation of the Indentures, the right of the Indenture Trustee to assert a lien against distributions to holders of the UPC Polska Notes (the “Charging Lien”) shall survive cancellation of the Indentures, subject to Section IV.D.2.

Cancellation of the Indentures pursuant to this Plan shall not affect the rights of the Third Party Holders to receive distributions of Third Party Noteholder Consideration in accordance with this Plan.

2.                                      Allowed Fees and Expenses of Indenture Trustee.

The Indenture Trustee’s reasonable fees and expenses through the Effective Date (which includes the fees and expenses of any professionals retained by the Indenture Trustee), shall be paid (unless otherwise ordered by the U.S. Bankruptcy Court, without application by or on behalf of the Indenture Trustee or any professionals retained by the Indenture Trustee to the U.S. Bankruptcy Court and without notice and a hearing) by the Reorganized Debtor as an Allowed Administrative Claim under this Plan.  If the Reorganized Debtor and the Indenture Trustee cannot agree on the amount of fees and expenses to be paid, the amount of any such fees and expenses shall be determined by the U.S. Bankruptcy Court.  Distributions received by holders of Allowed UPC Polska Note Claims pursuant to this Plan shall not be reduced on account of such payment of the Indenture Trustee’s fees and expenses.  The Charging Lien of the Indenture Trustee shall continue and be unimpaired as to (i) any fees and expenses of the Indenture Trustee not paid by the Reorganized Debtor and (ii) any indemnity rights of the Indenture Trustee, which shall survive to the extent permitted under the terms of the Indentures.

E.                                      Objections to Claims and Equity Interests.

Except as otherwise provided in Section III.B.1.d, above, with respect to applications of professionals for compensation and reimbursement of expenses and for the payment of other Administrative Claims, objections to any Claims or Equity Interests shall be filed and served upon the holder of such Claim or Equity Interest no later than the date (the “Claims/Equity Interests Objection Deadline”) that is the later of (a) six months after the Effective Date, unless extended by the U.S. Bankruptcy Court, and (b) six months after the date on which a proof of Claim or Equity Interest has been filed, unless extended by the U.S. Bankruptcy Court.  After the Effective Date, only UPC Polska or the Reorganized Debtor shall have the authority to file, settle, compromise, withdraw or litigate to judgment objections to Claims and Equity Interests.

F.                                      Estimation of Claims

The Debtor or the Reorganized Debtor, as applicable, may, at any time, request that the U.S. Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the U.S. Bankruptcy Code regardless of whether or not the Company or the Reorganized Debtor has previously objected to such Claim or the U.S. Bankruptcy Court has previously ruled on any such objection.  Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the U.S. Bankruptcy Court; provided, however, that commencing on the Effective Date the Reorganized Debtor may compromise, settle or resolve any such Claims without further approval of the U.S. Bankruptcy Court.

G.                                    Distribution of Property Under this Plan.

1.                                                Manner of Cash Payments.

Cash payments made pursuant to this Plan shall be in U.S.  dollars on checks drawn on a domestic bank selected by the Reorganized Debtor or, at the option of the Reorganized Debtor, by wire transfer from a domestic bank; provided, however, that payments made to foreign creditors holding Allowed Claims may be paid, at the option of the Reorganized Debtor, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

2.                                                Surrender of UPC Polska Notes.

As a condition to participation under this Plan, a holder of a UPC Polska Note Claim that desires to receive property to be distributed on account of such Claim shall surrender the security representing such Claim to the Indenture Trustee in accordance with the procedures set forth in the Indenture, to the extent applicable.  Following confirmation of this Plan, holders of such securities shall receive specific instructions regarding the time and manner in which the UPC Polska Note Claims are to be surrendered, which instructions shall be given by the Reorganized Debtor, the Disbursing Agent, or the Indenture Trustee to such holders as soon as practicable after the Effective Date.  Pending such surrender, such securities shall be cancelled and represent only the right to receive the distributions to which the holder is entitled under this Plan.

Subject to Section IV.G.4.b., any UPC Polska Note Claim represented by a security which is lost, stolen, mutilated, or destroyed shall be deemed surrendered when the holder of such Claim based thereon delivers to the Indenture Trustee, with a copy to the Debtor, (i) evidence satisfactory to the Debtor of the loss, theft, mutilation, or destruction of such instrument and (ii) such security or indemnity as may be required by the Indenture Trustee to hold it harmless with respect thereto.

3.                                      No Distributions With Respect to Disputed Claims.

a.                                       No Distribution Pending Allowance.  Notwithstanding any other provisions of this Plan, no payments of cash or distributions or other consideration of any kind shall be made on account of any Disputed Claim until such Claim becomes an Allowed Claim or is deemed to be such for purposes of distribution, and then only to the extent that the Claim becomes, or is deemed to be for distribution purposes, an Allowed Claim.

b.                                      Establishment And Maintenance Of Reserve.  On each applicable Distribution Date, the Disbursing Agent shall reserve for the benefit of holders of Disputed Claims (the “Reserve”) the distributions to which the holders of Disputed Claims as of such Distribution Date would be entitled under the Plan if such Disputed Claims were Allowed Claims in the amounts of such Disputed Claims and the holders thereof had received such distributions on the Initial Distribution Date.  Such amounts shall be determined by reference to the aggregate Face Amount of all Disputed Claims as of such date.  The Disbursing Agent shall maintain a register of all Disputed Claims, the amounts upon which to base reserves for such Disputed Claims and, where the property to be reserved is New UPC Polska Stock and/or New UPC Polska Notes, the number of shares of New UPC Polska Stock and/or the number of New UPC Polska Notes to which the holders of the Disputed Claims would be entitled if such Disputed Claims were Allowed Claims.

c.                                       Distributions Upon Allowance Of Disputed Claims and Disputed Equity Interests.  The holder of a Disputed Claim that becomes an Allowed Claim subsequent to the Initial Distribution Date shall receive distributions of the applicable New UPC Polska Notes, New UPC Polska Stock or cash, as applicable, previously reserved on account of such Claim in the Reserve as soon as reasonably practicable following the allowance of any such Claim; provided, however, that neither the Debtor, the Reorganized Debtor, Polska Finance, nor the Disbursing Agent shall be required to make a distribution until the aggregate distribution to be made is equal to or greater than $        or          shares of New UPC Polska Stock or $        in principal amount of New UPC Polska Notes, as applicable; provided further, however, that if the aggregate distribution that would be  required to be made to the holders of all remaining Disputed Claims if all such remaining Disputed Claims were to become Allowed Claims could not exceed either $         or         shares of New UPC Polska Stock or $         in principal amount of New UPC Polska Notes, as applicable, then the Debtor, the Reorganized Debtor, Polska Finance, or the Disbursing Agent shall make a distribution to any holder of a Disputed Claim as soon as reasonably practicable after the allowance of any such Claim.  Such distributions shall be made in accordance with the Plan based upon the distributions that would have been made to such holder under the Plan if the Disputed Claim had been an Allowed Claim on or prior to the Effective Date.

d.                                      Excess Reserves.  Upon any Disputed Claim becoming a Disallowed Claim in whole or in part, the property, if any, reserved for the payment of or distribution on the Disallowed portion of such Disputed Claim (i) if in the form of Cash, shall revest in the Reorganized Debtor and no longer be subject to distribution to Creditors or (ii) if in the form of New UPC Polska Stock or New UPC Polska Notes, shall be cancelled.

4.                                      Delivery of Distributions and Undeliverable or Unclaimed Distributions.

a.                                       Delivery of Distributions in General.

Except as provided in Section IV.G.4.b, below, for holders of undeliverable distributions, distributions to holders of Allowed Claims shall be distributed by mail as follows: (a) at the address set forth on the respective proofs of Claim filed by such holders of Allowed Claims; (b) at the address set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of Claim; (c) at the address reflected in the Schedules if no proof of Claim is filed and the Disbursing Agent has not received a written notice of a change of address; and (d) with respect to holders of UPC Polska Note Claims at the last known address of record holders of such UPC Polska Note Claims as of the Distribution Notification Date, as determined by the Indenture Trustee.

b.                                      Undeliverable Distributions.

(1)                                  Holding and Investment of Undeliverable Property.

If the distribution to the holder of any Allowed Claim is returned to the Disbursing Agent as undeliverable, no further distribution shall be made to such holder unless and until the Disbursing Agent is notified in writing of such holder’s then current address.  Subject to the other provisions of this Plan, undeliverable distributions shall remain in the possession of the Disbursing Agent pursuant to this Section until such time as a distribution becomes deliverable.

Unclaimed cash shall be held in an unsegregated bank account in the name of the Disbursing Agent or the Reorganized Debtor for the benefit of the potential claimants of such funds, and shall be accounted for separately.

(2)                                  Failure to Claim Undeliverable Property.

Any holder of an Allowed Claim that does not assert a claim in writing for an undeliverable distribution held by the Disbursing Agent within one year after the Effective Date shall no longer have any claim to or interest in such undeliverable distribution, and shall be forever barred from receiving any distributions under this Plan, or from UPC Polska, Polska Finance, the Reorganized Debtor, the Estate or their respective property.  In such cases, any property held for distribution on account of such Claims shall be retained by the Reorganized Debtor or returned to Reorganized Debtor if in the possession of the Third Party Disbursing Agent.  Any undistributed cash shall be the property of the Reorganized Debtor, free from any restrictions thereon.  Nothing contained in this Plan shall require UPC Polska, the Reorganized Debtor, Polska Finance, or the Disbursing Agent to attempt to locate any holder of an Allowed Claim.

Therefore, any holder of an Allowed Claim that does not assert a claim for an undeliverable distribution within one year after the Effective Date will have any claim for such undeliverable distribution discharged and forever will be barred from asserting any such Allowed Claim against UPC Polska, the Estate, the Reorganized Debtor, Polska Finance, or their respective property.

5.                                      Compliance With Tax Requirements.

The Disbursing Agent shall comply with all withholding and reporting requirements imposed on it by Governmental Entities, and all distributions pursuant to this Plan shall be subject to such withholding and reporting requirements, if any.

6.                                      Setoff, Recoupment and Other Rights.

Notwithstanding anything to the contrary contained in this Plan (except as provided in Sections VI.B and VI.C below), to the extent permitted under applicable law with respect to an Allowed Claim or Allowed Equity Interest, the Reorganized Debtor may, but shall not be required to, set off, recoup, assert counterclaims or withhold against any Allowed Claim or Allowed Equity Interest and the distributions to be made pursuant to this Plan on account of such Claim or Equity Interest claims of any nature that UPC Polska, the Estate, or the Reorganized Debtor may have against the holder of such Allowed Claim or Allowed Equity Interest; provided, however, that neither the failure to effect such a setoff or recoupment, nor the allowance of any Claim against or Equity Interest in UPC Polska or the Reorganized Debtor, nor any partial or full payment during the Chapter 11 Case on or after the Effective Date in respect of any Allowed Claim or Allowed Equity Interest, shall constitute a waiver or release by UPC Polska, the Estate, or the Reorganized Debtor of any claim that they may possess against such holder.

H.                                    No Liability for Solicitation or Participation.

Pursuant to section 1125(e) of the U.S. Bankruptcy Code, Persons that solicit acceptances or rejections of this Plan and/or that participate in the offer, issuance, sale, or purchase of securities offered or sold under this Plan, in good faith and in compliance with the applicable provisions of the U.S. Bankruptcy Code, shall not be liable, on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or the offer, issuance, sale, or purchase of securities.

I.                                         Limitation of Liability.

To the maximum extent permitted by law, none of UGC, UPC, Polska Finance, the UPC Entities, UPC Polska, the Reorganized Debtor, the Estate, the Participating Noteholders, the Creditors’ Committee, the Indenture Trustee, nor any of the employees, officers, directors, agents, members, representatives, or professional advisors employed or retained by any of them, whether or not pursuant to a Final Order of the U.S.

Bankruptcy Court, shall have or incur any liability to any Person for any act taken or omission made in good faith in connection with or related to formulating, implementing, confirming, or consummating this Plan, the Disclosure Statement, or any contract, instrument, release, or other agreement or document created in connection with this Plan.

J.                                      Dissolution of Committees.

On the Effective Date, the Creditors’ Committee and any other committee appointed pursuant to section 1102 of the U.S. Bankruptcy Code shall be released and discharged from the rights and duties arising from or related to the Chapter 11 Case, except with respect to final applications for professionals’ compensation.  Except as agreed to by the Reorganized Debtor, professionals retained by the Creditors’ Committee and any other committee appointed pursuant to section 1102 of the U.S. Bankruptcy Code and the members thereof shall not be entitled to compensation or reimbursement of expenses for any services rendered or expenses incurred after the Effective Date, except for services rendered and expenses incurred in connection with any applications by such professionals or committee members for allowance of compensation and reimbursement of their own expenses pending on the Effective Date or timely filed after the Effective Date as provided in this Plan, as approved by the U.S. Bankruptcy Court.

K.                                    Revocation of this Plan.

UPC Polska reserves the right to revoke or withdraw this Plan prior to the Confirmation Date; provided, however, that, to the extent required by the Restructuring Agreement, the consent of the Majority-in-Interest of the Holders (which shall not be unreasonably withheld) shall be required for such revocation or withdrawal if (a) the holders of the UPC Polska Note Claims have voted to accept this Plan, and such acceptance has not been withdrawn, and (b) the Participating Noteholders have not filed an objection to confirmation of this Plan (or if such objection has been filed but withdrawn).  If this Plan is revoked or withdrawn, or if confirmation or the Effective Date otherwise do not occur, this Plan shall be null and void, and nothing contained in this Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against, or any Equity Interests in, UPC Polska or any other Person; or (b) prejudice in any manner the rights of UPC Polska, the Estate, or any creditors in any further proceedings.

L.                                     Post-Effective Date Effect of Evidences of Claims or Equity Interests.

Notes, stock certificates, warrants, and other evidences of Claims against, or Equity Interests in, UPC Polska shall, effective upon the Effective Date, represent only the right to receive the distributions, if any, contemplated by this Plan.

M.                                  Successors and Assigns.

The rights, benefits, and obligations of any entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such entity.

N.                                    Saturday, Sunday, or Legal Holiday.

If any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day and shall be deemed to have been completed as of the required date.

O.                                   Headings.

The headings used in this Plan are inserted for convenience only and neither constitute a portion of this Plan nor in any manner affect the provisions of this Plan.

P.                                     Governing Law.

Unless a rule of law or procedure is supplied by (a) federal law (including the U.S. Bankruptcy Code and Bankruptcy Rules), or (b) an express choice of law provision in any agreement, contract, instrument, or document provided for, or executed in connection with, this Plan, the rights and obligations arising under this Plan and any agreements, contracts, documents, and instruments executed in connection with this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to the principles of conflict of laws thereof.

Q.                                   Severability of Plan Provisions.

If, prior to confirmation, any term or provision of this Plan is held by the U.S. Bankruptcy Court to be invalid, void, or unenforceable, the U.S. Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration or interpretation.  Provided, however, that the two preceding sentences shall not be applicable if the absence of any such invalid, void or unenforceable provision would cause any Participating Noteholder to receive less than the Third Party Noteholder Consideration in exchange for its Allowed UPC Polska Note Claims.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may or may not have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.  The Debtor reserves the right not to proceed with Confirmation or consummation of the Plan if any such ruling occurs.

R.                                    No Admissions.

Notwithstanding anything herein to the contrary, if this Plan is not confirmed or the Effective Date otherwise does not occur, this Plan shall be null and void, and nothing contained in this Plan or the Disclosure Statement shall (a) be deemed to be an admission by UPC Polska or against any creditor with respect to any matter set forth herein, including liability on any Claim or the propriety of the classification of any Claim; (b) constitute a waiver, acknowledgment or release of any Claims by or against, or any Equity Interests in, UPC Polska; or (c) prejudice in any manner the rights of UPC Polska, the Estate, or any creditors in any further proceedings.

S.                                     Application of Section 1145 of the U.S. Bankruptcy Code.

To the fullest extent permitted under section 1145 of the U.S. Bankruptcy Code, the issuance of the New UPC Polska Notes to the holders of Allowed Class 3 Claims and Allowed Class 5 Claims, and the issuance of New UPC Polska Stock to the holders of Class 4 Claims, on the Effective Date shall be exempt from the registration requirements of section 5 of the Securities Act and of any federal, state and local law requiring the registration or licensing of any issuer, underwriter, broker or dealer in such securities.

T.                                     Conditions Precedent to Confirmation.

Confirmation is subject to the following condition precedent:

a.                                       The Confirmation Order shall be in form and substance reasonably acceptable to the Debtor, UPC Entities and the Participating Noteholders; provided that none of UPC Entities or the Participating Noteholders may request that the Confirmation Order contain a provision that is inconsistent with any of the provisions of the Restructuring Agreement.

U.                                     Conditions Precedent to Consummation.

The Plan shall be consummated and the Effective Date shall occur if and only if the following conditions shall have occurred or shall have been duly waived (if waivable) pursuant to Section IV.V. below:

a.                                       the Confirmation Order shall not have been vacated, reversed, stayed, modified, amended, enjoined or restrained by order of a court of competent jurisdiction and shall have become a Final Order;

b.                                      all documents and agreements required to be executed or delivered under the Plan or the Restructuring Agreement on or prior to the Effective Date shall have been executed and delivered by the parties thereto;

c.                                       the U.S. Bankruptcy Court shall have entered an order (contemplated to be part of the Confirmation Order) authorizing and directing the Debtor and the Reorganized Debtor to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, indentures and other agreements or documents created, amended, supplemented, modified or adopted in connection with the Plan;

d.                                      the Amended and Restated Certificate of Incorporation of the Reorganized Debtor shall have been filed with the applicable authority of the jurisdiction of incorporation or organization in accordance with such jurisdiction’s applicable law;

e.                                       all authorizations, consents and regulatory approvals required, if any, in order to consummate the Plan shall have been obtained;

f.                                         no order of a court shall have been entered and shall remain in effect restraining the Debtor from consummating the Plan;

g.                                      the New UPC Polska Notes shall have been accepted for listing on The PORTAL Market; and

h.                                      the New UPC Polska Notes shall have obtained a rating by either Standard and Poor’s Ratings Group or Moody’s Investors Service, Inc.

V.                                    Waiver of Conditions to Consummation.

The requirement that the conditions to the occurrence of the Effective Date, as specified in Section IV.U, above, be satisfied may be waived in whole or in part, and the time within which any such conditions must be satisfied may be extended, by the written consent of UPC Polska and the UPC Entities and, to the extent required by the Restructuring Agreement, the written consent of the Majority-in-Interest of the Holders. To be effective, such written waiver or extension must be filed with the U.S. Bankruptcy Court. The failure to satisfy or waive any of such conditions may be asserted by UPC Polska regardless of the circumstances giving rise to the failure of such condition to be satisfied, including any action or inaction by UPC Polska.  The failure of UPC Polska to exercise any of the foregoing rights shall not be deemed a waiver of such rights or any other rights and each such right shall be deemed ongoing and assertable at any time.

W.                                Retention of Jurisdiction.

Notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the U.S. Bankruptcy Court shall retain jurisdiction after the Effective Date over all matters arising out of, arising in or related to, the Chapter 11 Case to the fullest extent provided by law, including the jurisdiction to:

1.             Allow, disallow, determine, liquidate, classify, establish the priority or secured or unsecured status of, estimate, or limit any Claim, Equity Interest, or Administrative Claim;

2.             Grant or deny any and all applications for allowance of compensation or reimbursement of expenses authorized pursuant to the U.S. Bankruptcy Code or this Plan, for periods ending on or before the Effective Date;

3.             Resolve any motions pending on the Effective Date to assume, assume and assign, or reject any executory contract or unexpired lease to which UPC Polska is a party or with respect to which UPC Polska may be liable and to hear, determine and, if necessary, liquidate, any and all Claims arising therefrom;

4.             Ensure that distributions to holders of Allowed Claims and Allowed Equity Interests, including but not limited to Administrative Claims, are accomplished pursuant to the provisions of this Plan and resolve any issues relating to distributions;

5.             Resolve any and all applications, motions, adversary proceedings, and other matters involving UPC Polska that may be pending on the Effective Date;

6.             Enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all contracts, instruments, releases, and other agreements or documents entered into in connection with this Plan;

7.             Resolve any and all controversies, suits, or issues that may arise in connection with the consummation, interpretation, or enforcement of this Plan or the Confirmation Order or any Person’s rights or obligations in connection with this Plan including disputes arising under documents or agreements executed in connection with the Plan;

8.             Modify this Plan before or after the Effective Date pursuant to section 1127 of the U.S. Bankruptcy Code, or modify the Disclosure Statement or any contract, instrument, or other agreement or document created in connection with this Plan or Disclosure Statement; or remedy any defect or omission or reconcile any inconsistency in any order of the U.S. Bankruptcy Court, this Plan, the Disclosure Statement, or any contract, instrument, or other agreement or document created in connection with this Plan or Disclosure Statement, in such manner as may be necessary or appropriate to consummate this Plan, to the extent authorized by the U.S. Bankruptcy Code;

9.             Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation or enforcement of this Plan;

10.           Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

11.           Determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture or other agreement or document created in connection with this Plan, the Confirmation Order or the Disclosure Statement;

12.           Enter an order closing the Chapter 11 Case; and

13.           Hear and determine any motions, applications, adversary proceedings, contested matters and other litigated matters pending on, filed or commenced after the Effective Date, including proceedings with respect to the rights of the Debtor to recover property under sections 542, 543, 544, 545, 547, 548, 549, 550 or 553 of the U.S. Bankruptcy Code or to otherwise collect to recover on account of any claim or cause of action that the Debtor may have.

If the U.S. Bankruptcy Court abstains from exercising jurisdiction or is otherwise without jurisdiction over any matter, this Section shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

V.

THE REORGANIZED DEBTOR

A.                                    Management of the Reorganized Debtor.

1.                                      Directors of the Reorganized Debtor.

As of the Effective Date, UPC Polska’s then-current Board will remain in place.  The List of Maintained Board Members, including their respective background and qualifications, will be attached as Exhibit [C] on or before the Exhibit Filing Date.

The membership of the Board shall be subject to an election at the annual meeting of the Reorganized Debtor in the year 200[  ].

2.                                      Officers of the Reorganized Debtor.

The officers of the Reorganized Debtor will serve at the discretion of the Board of the Reorganized Debtor.  As of the Effective Date, it is anticipated that the officers then serving shall continue to serve.

B.                                    Employee Benefit Plans.(2)

As of the Effective Date, all of UPC Polska’s employee benefit plans, programs and benefits existing immediately prior to the Effective Date shall be retained and shall constitute obligations of the Reorganized Debtor.

C.                                    Certificate of Incorporation.

As of the Effective Date, the Amended and Restated Certificate of Incorporation of the Reorganized Debtor shall (a) prohibit the issuance of non-voting equities securities to the extent required by section 1123(a)(6) of the U.S. Bankruptcy Code, subject to amendment of such Amended and Restated Certificate of Incorporation as permitted by applicable law, and (b) permit the consummation of this Plan.  A copy of the form of the Amended and Restated Certificate of Incorporation of the Reorganized Debtor will be attached as Exhibit [D] by the Exhibit Filing Date.

D.                                    Bylaws.

As of the Effective Date, the Amended and Restated Bylaws of the Reorganized Debtor, to the extent any amendments to UPC Polska’s Bylaws are required to effectuate the provisions of this Plan, shall be attached as Exhibit [E] by the Exhibit Filing Date, without the requirement for any further action by the shareholders or directors of UPC Polska or the Reorganized Debtor.

(2)  UPC Polska believes there are none.

VI.

EFFECT OF CONFIRMATION OF THIS PLAN

A.                                    Discharge and Injunction.

The rights afforded in the Plan and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against UPC Polska, the Reorganized Debtor, the Estate, or any of their property.  Except as otherwise provided in the Plan or the Confirmation Order: (a) on the Effective Date, UPC Polska, the Reorganized Debtor, the Estate, and their property shall be deemed discharged and released to the fullest extent permitted by section 1141 of the U.S. Bankruptcy Code from all Claims and Equity Interests, including, but not limited to, demands, liabilities, Claims, and Equity Interests that arose before the Confirmation Date and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the U.S. Bankruptcy Code, regardless of whether or not (i) a proof of Claim or proof of Equity Interest based on such debt or Interest is filed or deemed filed, (ii) a Claim or Equity Interest based on such debt or Equity Interest is Allowed pursuant to section 502 of the U.S. Bankruptcy Code, or (iii) the holder of a Claim or Equity Interest based on such debt or Equity Interest has or has not accepted the Plan; and (b) all Persons shall be precluded from asserting against UPC Polska, the Reorganized Debtor, the Estate, and their property any other or further Claims or Equity Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date.

Except as otherwise provided in the Plan or the Confirmation Order, the Confirmation Order shall act as a discharge of any and all Claims against and all debts and liabilities of UPC Polska, and termination of all Equity Interests, as provided in sections 524 and 1141 of the U.S. Bankruptcy Code, and such discharge and termination shall void any judgment against UPC Polska obtained at any time to the extent that it relates to a discharged or terminated Claim or Equity Interest.

Except as otherwise provided in the Plan or the Confirmation Order, on and after the Effective Date, all Persons who have held, currently hold, or may hold a debt, Claim, or Equity Interest discharged pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged debt, Claim, or Equity Interest: (a) commencing or continuing in any manner any action or other proceeding against UPC Polska, the Reorganized Debtor, the Estate, or their property; (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against UPC Polska, the Reorganized Debtor, the Estate, or their property; (c) creating, perfecting, or enforcing any lien or encumbrance against UPC Polska, the Reorganized Debtor, the Estate, or their property; (d) asserting any setoff, right of subrogation, or recoupment of any kind against any obligation due to UPC Polska, the Reorganized Debtor, the Estate, or their property; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order.  Any Person injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys’ fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

B.                                    Releases.

Effective on the Confirmation Date, but subject to the occurrence of the Effective Date, the UPC Entities, UPC Polska, Polska Finance, UPC, New UPC, UGC, the Indenture Trustee, each Participating Noteholder, each holder of  UPC Polska Notes, UPC Telecom Notes, Belmarken Notes, UPC Polska Equity, Affiliate Indebtedness and each of the foregoing’s respective officers, directors, Affiliates, Subsidiaries, stockholders, partners, members, managers, representatives, employees, attorneys, financial advisors, accountants and agents, and any of their respective successors and assigns, and their respective property, shall be released from any and all claims, obligations, rights, causes of action, choses in action, demands, suits, proceedings and liabilities which UPC Polska or any holder of a Claim against, or Equity Interest in, UPC Polska or its bankruptcy estate may be entitled to assert, whether for fraud, tort, contract, violations of applicable securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, based in whole or in part upon any act, omission, transaction, state of facts, circumstances or other occurrence or failure of an event to occur, taking place before the Confirmation Date and in any way relating to the UPC Entities, UPC, UGC, New UPC, Polska Finance, each Participating Noteholder, UPC Polska, the issuance, purchase or sale of the Belmarken Notes, UPC Polska Notes, UPC Telecom Notes, Affiliate Indebtedness, UPC Polska Equity, the Restructuring, the Chapter 11 Case, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan or administration of the Plan or the property to be distributed under the Plan; provided, however, that nothing herein shall release any Person from any claims, obligations, rights, causes of action, choses in action, demands, suits, proceedings or liabilities based upon any act or omission arising out of such Person’s gross negligence or willful misconduct; provided further, that nothing herein shall release UPC Polska, Polska Finance, the UPC Entities or any Participating Noteholder from any claims, obligations, rights, causes of action, choses in action, demands, suits, proceedings or liabilities based upon such Person’s failure to comply, in all respects, with, or breach of such Person’s obligations under, this Plan or the Restructuring Agreement.  Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, all holders of Belmarken Notes, UPC Polska Notes, UPC Telecom Notes, Affiliate Indebtedness and UPC Polska Equity, shall be deemed to release, and shall be permanently enjoined from bringing, maintaining, facilitating or assisting any action, demand, suit or proceeding against, UGC, the UPC Entities, New UPC, UPC, UPC Polska, Polska Finance, the Indenture Trustee and their respective officers, directors, Subsidiaries, Affiliates, members, managers, representatives, employees, attorneys, stockholders, partners, accountants, financial advisors and agents, or any of their respective successors and assigns, and their respective property, in respect of any claims, obligations, rights, causes of action, demands, suits, proceedings and liabilities related to, or arising from, any and all claims or interests arising under, in connection with, or related to the Belmarken Notes, the UPC Polska Notes, the UPC Telecom Notes, Affiliate Indebtedness or the UPC Polska Equity, or the issuance, purchase, or sale of any thereof, the Restructuring, the Chapter 11 Case, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan or administration of the Plan or the property to be distributed under the Plan.

Nothing in the Plan shall effect a release in favor of any released party from any liability arising under (i) the Internal Revenue Code, or any state, city or municipal tax code, (ii) the environmental laws of the United States, any state, city or municipality, or (iii) any criminal laws of the United States, any state, city or municipality; nor shall anything in the Plan enjoin the United States government or any state, city or municipality, as applicable, from bringing any claim, suit, action or other proceeding against any released party for any liability arising under (i) the Internal Revenue Code, or any state, city or municipal tax code, (ii) the environmental laws of the United States, any state, city or municipality, or (iii) any criminal laws of the United States, any state, city or municipality; provided, however, that this paragraph shall in no way affect or limit the discharge granted to UPC Polska under Chapter 11 of the U.S. Bankruptcy Code and pursuant to the Plan.

Solely in the case of attorneys, nothing in the Plan shall effect a release from any liability arising under any applicable professional disciplinary rule, including Disciplinary Rule 6-102 of the New York Code of Professional Conduct.

C.                                    Exculpation.

None of the UPC Entities, New UPC, UPC, UPC Polska, Polska Finance, UGC, the Indenture Trustee, any Participating Noteholder, any holder of UPC Polska Notes, Belmarken Notes, UPC Telecom Notes, Affiliate Indebtedness, UPC Polska Equity, or any of the foregoing’s respective officers, directors, Subsidiaries, Affiliates, members, managers, stockholders, partners, representatives, employees, attorneys, financial advisors, accountants and agents, or any of their respective successors and assigns, or any of their respective property, shall have or incur any liability to any holder of a Claim or an Equity Interest, or any other party in interest, or any of their respective officers, directors, Subsidiaries, Affiliates, members, managers, stockholders, partners, representatives, employees, attorneys, financial advisors, accountants and agents, or any of their respective successors and assigns, and their respective property, for any act or omission in connection with, relating to, or arising out of, the Restructuring, the Chapter 11 Case, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for (i) their gross negligence or willful misconduct, (ii) solely in the case of attorneys, to the extent that such exculpation would violate any applicable professional disciplinary rules, including Disciplinary Rule 6-102 of the New York Code of Professional Conduct and (iii) solely in the case of UPC Polska, the UPC Entities, or any Participating Noteholder, any liability for failure to comply with, or breach of such Person’s obligations under, this Plan or the Restructuring Agreement, and in all respects UPC Polska, the UPC Entities and the Participating Noteholders shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan and the Restructuring Agreement.

Notwithstanding any other provision of the Plan, no holder of a claim or interest, no other party in interest, none of their respective officers, directors, Subsidiaries, Affiliates, members, managers, stockholders, partners, representatives, employees, attorneys, financial advisors, accountants and agents, or any of their respective successors and assigns, and their respective property, shall have any right of action, demand, suit or proceeding against, the UPC Entities, Polska Finance, UPC Polska, UGC, New UPC, UPC, the Indenture Trustee, each Participating Noteholder, each holder of UPC Polska Notes, Belmarken Notes, Affiliate Indebtedness, UPC Polska Equity, UPC Telecom Notes, or any of the foregoing’s respective officers, directors, Subsidiaries, Affiliates, members, managers, stockholders, partners, representatives, employees, attorneys, financial advisors, accountants and agents, or any of their respective successors and assigns, and their respective property, for any act or omission in connection with, relating to or arising out of, the Restructuring, the Chapter 11 Case, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan, or the property to be distributed under the Plan, except (i) for their gross negligence or willful misconduct, (ii) solely in the case of attorneys, to the extent that such exculpation would violate any applicable professional disciplinary rules, including Disciplinary Rule 6-102 of the New York Code of Professional Conduct and (iii) solely in the case of the UPC Entities, UPC Polska, Polska Finance or any Participating Noteholder, for failure to comply with, or breach of such Person’s obligations under, this Plan or the Restructuring Agreement, provided, however, that no Participating Noteholder shall be liable to any person other than the UPC Entities, UPC Polska, and/or Polska Finance for any such failure or breach, and in all respects UPC Polska, the UPC Entities and the Participating Noteholders shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan and the Restructuring Agreement.

D.                                    Waiver of Subordination Rights.

Any distributions under the Plan shall be received and retained free of and from any obligations to hold or transfer the same to any other creditor, and shall not be subject to levy, garnishment, attachment or other legal process by any holder by reason of any claimed contractual, legal or equitable subordination rights, and the Confirmation Order shall constitute an injunction enjoining any Person from enforcing or attempting to enforce any contractual, legal or equitable subordination rights to property distributed under the Plan, in each case other than as provided under the Plan.

E.                                      No Successor Liability.

Except as otherwise expressly provided in the Plan, the Debtor and the Reorganized Debtor do not, pursuant to the Plan or otherwise, assume, agree to perform, pay, or indemnify creditors or otherwise have any responsibilities for any liabilities or obligations of the Debtor relating to or arising out of the operations or assets of the Debtor, whether arising prior to, on, or after the Confirmation Date. The Reorganized Debtor is not, and shall not be, a successor to the Debtor by reason of any theory of law or equity, and shall not have any successor or transferee liability of any kind or character, except that the Reorganized Debtor shall assume the obligations specified therefor in the Plan and the Confirmation Order.

F.                                      Term of Injunctions or Stays.

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under sections 105(a) or 362 of the U.S. Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

G.                                    Preservation of Insurance.

Except as necessary to be consistent with the Plan, the Plan and the discharge provided herein shall not diminish or impair (A) the enforceability of insurance policies that may cover Claims against the Debtor or any other Person or (B) the continuation of workers’ compensation programs in effect, including self-insurance programs.

VII.

ACCEPTANCE OR REJECTION OF THE PLAN

A.                                    Impaired Classes to Vote.

Each holder of a Claim or Equity Interest in an impaired Class shall be entitled to vote separately to accept or reject this Plan unless such holder is deemed to accept or reject this Plan.

B.                                    Acceptance by Class of Creditors.

Any impaired Class of holders of Claims shall have accepted this Plan if this Plan is accepted by at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims of such Class that have voted to accept or reject this Plan.

C.                                    Cramdown.

If any impaired Class of Claims entitled to vote shall not accept this Plan by the requisite statutory majorities provided in Section 1126(c) of the Bankruptcy Code, the Debtor reserves the right to request that the Bankruptcy Court confirm this Plan under Section 1129(b) of the Bankruptcy Code.  With respect to impaired Classes of Claims or Equity Interests that are deemed to reject this Plan, the Debtor shall request the Bankruptcy Court to confirm this Plan under Section 1129(b) of the Bankruptcy Code.

VIII.

MISCELLANEOUS

A.                                    Modification of this Plan.

Subject to the terms of section 3.2, 3.3 and 4.2(b) of the Restructuring Agreement, the Debtor, may with the written consent of the UPC Entities and, to the extent required by the Restructuring Agreement, the written consent of the Majority-in-Interest of the Holders, make such changes and modifications to this Plan as UPC Polska, in its reasonable discretion deems necessary and appropriate, and to the extent permissible under the U.S. Bankruptcy Code, in order to have this Plan confirmed by the U.S. Bankruptcy Court.

B.                                    Payment of Advisors.

The Debtor shall pay the reasonable fees and expenses for legal services of Cahill Gordon & Reindel LLP, counsel to the Participating Noteholders in connection with the preparation, negotiation and execution of the Restructuring and any of the transactions contemplated by the Restructuring Agreement or the Plan, through consummation of the Restructuring, subject to any rules and restrictions contained in the US Bankruptcy Code, US Bankruptcy Rules and any applicable local rules of the bankruptcy court.  The Debtor shall pay the reasonable fees and expenses for services of financial advisors and legal services of attorneys for the UPC Entities in connection with the preparation, negotiation, execution and performance of the Restructuring and any of the transactions contemplated by the Restructuring Agreement or the Plan.  All such fees that arise after the Effective Date shall be paid by the Reorganized Debtor.

C.                                    Applications for Professional Fee Claims.

Final applications for compensation for services rendered and reimbursement of expenses incurred by Professionals (a) from the later of the Petition Date or the date on which retention was approved through the Effective Date or (b) pursuant to section 503(b)(4) of the U.S. Bankruptcy Code, shall be filed no later than sixty (60) days after the Effective Date or such later date as the U.S. Bankruptcy Court approves, and shall be served on (i) counsel to the Debtor at the address set forth in Section VIII.E of the Plan, (ii) counsel to the Participating Noteholders at the address set forth in Section VIII.E of the Plan, (iii) counsel to the UPC Entities, at the address set forth in Section VIII.E of the Plan, (iv) counsel to Polska Finance at the address set forth in Section VIII.E of the Plan, and (v) the Office of the United States Trustee at the address set forth in Section VIII.E of the Plan.  Any objections to an application for the payment of Professional Claims must be filed and served on the Reorganized Debtor and its counsel and the requesting Professional no later than twenty-five (25) days (or such longer period as may be granted by order of the U.S. Bankruptcy Court) after the date on which such application was served.  Applications that are not timely filed will not be considered by the U.S. Bankruptcy Court. The Reorganized Debtor may pay any Professional fees and expenses incurred after the Effective Date without any application to the U.S. Bankruptcy Court.

D.                                    Business Days.

If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

E.                                      Notices.

All notices, requests, claims and demands and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one (1) Business Day after being sent for next business day delivery, fees prepaid, via a reputable internationally recognized overnight courier service, in each case to the intended recipient as set forth below:

(a)	if to UPC Polska to:

4643 South Ulster Street
13th Floor
Denver, Colorado 80237
Attention: General Counsel

with a copy (which shall not constitute notice) to:

UPC Telecom B.V.
c/o United Pan-Europe Communications N.V.
Boeing Avenue 53
1119 PE Schipol Rijk
The Netherlands
Attention: General Counsel

Baker & McKenzie
815 Connecticut Avenue, N.W.
Washington, D.C. 20006
Attention: Marc R. Paul, Esq.
Telephone: 1-202-452-7034
Facsimile: 1-202-452-7074;

(b)	if to Polska Finance to:

4643 South Ulster Street
13th Floor
Denver, Colorado 80237
Attention: General Counsel

with a copy (which shall not constitute notice) to:

UPC Telecom B.V.
c/o United Pan-Europe Communications N.V.
Boeing Avenue 53
1119 PE Schipol Rijk
The Netherlands
Attention: General Counsel

White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
Attention: William F. Wynne, Jr., Esq.
Telephone: +1-212-819-8200

Facsimile: +1-212-354-8113;

(c)	if to the UPC Entities to:

c/o United Pan-Europe Communications N.V.
Boeing Avenue 53
1119 PE Schiphol Rijk
The Netherlands
Telephone: +31-20-778-9872
Facsimile: +31-20-778-9841
Attention: General Counsel

with a copy (which shall not constitute notice) to:

White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
Attention: William F. Wynne, Jr., Esq.
Telephone: +1-212-819-8200
Facsimile: +1-212-354-8113;

(d)	if to the Participating Noteholders, to the address and attention of such parties set forth on Exhibit [F],

with a copy (which shall not constitute notice) to:

Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005
Attention: Roger Meltzer, Esq.
Telephone: 1-212-701-3000
Facsimile: 1-212-269-5420

(e)	if to the Indenture Trustee, to:

Deutsche Bank Trust Company Americas
280 Park Avenue
9th Floor
New York, New York 10017
Attn.: Ted Banica

with a copy (which shall not constitute notice) to:

Moses & Singer LLP
1301 Avenue of the Americas
New York, New York 10019
Attention: Alan Kolod, Esq.
Telephone: +1-212-554-7800
Facsimile: +1-212-554-7700;

(f)	if to the United States Trustee, to:

Office of the United States Trustee:
33 Whitehall Street, Suite 2100
New York, New York 10004
Attn.:

F.                                      Time.

Unless otherwise specified herein, in computing any period of time prescribed or allowed by the Plan, the provisions of U.S. Bankruptcy Rule 9006(a) shall apply.

G.                                    Entire Agreement.

Upon consummation of the Plan, the Plan and the documents executed and delivered on the Effective Date and in consummation of the Plan and the Confirmation Order, shall be deemed to set forth the entire agreement and undertakings relating to the subject matter thereof and shall supersede all prior discussions and documents related thereto, including the Restructuring Agreement.  The Debtor shall not thereafter be bound by any terms, conditions, definitions, warranties, understandings, or representations with respect to the subject matter of the Restructuring Agreement, other than as expressly provided for therein or as may hereafter be agreed to by the parties to the Restructuring Agreement in writing.

H.                                    Payment of Statutory Fees.

All U.S. Trustee’s Fee Claims, as determined, if necessary, by the U.S. Bankruptcy Court, shall be paid on or before the Effective Date.  All such fees that arise after the Effective Date, but before the closing of the Chapter 11 Case, shall be paid by the Reorganized Debtor.

IX.

CONFIRMATION REQUEST

UPC Polska requests confirmation of this Plan.

Dated as of July 8, 2003	UPC POLSKA, INC.

/s/ Simon Boyd
	By:	Simon Boyd
	Title:	President and Chief Executive Officer

UPC POLSKA FINANCE, INC.

/s/ Jeremy Evans
	By:	Jeremy Evans
	Title:	Vice President and Secretary

SUBMITTED BY:

BAKER & McKENZIE
Reorganization Counsel for UPC Polska, Inc.